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                                                                  Exhibit 99.03

                       BUILDING ONE SERVICES CORPORATION
                               Offer to Exchange

                                                             July 20, 1999

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  Building One Services Corporation is offering, upon the terms and conditions set forth in the prospectus dated July 19, 1999, and the enclosed letter of transmittal, to exchange up to $200,000,000 of its outstanding 10 1/2% Senior Subordinated Notes due 2009 which have not been registered under the Securities Act, the "original notes," for an equal principal amount of 10 1/2% Senior Subordinated Notes due 2009 which have been so registered, the "exchange notes." The exchange offer is being made in order to satisfy certain obligations of Building One Services Corporation contained in the registration rights agreement dated April 30, 1999 by and among Building One Services Corporation and the other signatories thereto.

  We are requesting that you contact you clients for whom your hold original notes and inform them of the exchange offer. For your information and for forwarding to your clients for whom you hold original notes registered in your name or in the name of your nominee, or who hold original notes registered in their own names, we are enclosing the following documents:

  1)the prospectus;

  2) the letter of transmittal, including guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use and for the information of your clients;

  3) a notice of guaranteed delivery to be used to accept the exchange offer if the procedures for book-entry transfer cannot be completed on a timely basis, or if certificates for original notes are not immediately available or time will not permit all required documents to reach the exchange agent prior to the time the exchange offer expires;

  4) a form of letter which may be sent to your clients for whose accounts you hold original notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer; and

  5)a return envelope addressed to IBJ Whitehall Bank & Trust Company, the exchange agent.

  Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on August 19, 1999, unless we extend the offer beyond that date. You may withdraw original notes that have been tendered pursuant to the exchange offer at any time before the exchange offer expires.

  To participate in the exchange offer, you should carefully read and follow the instructions set forth in the letter of transmittal and the prospectus.

  If the holders of the original notes wish to tender, but it is impracticable for them to comply with the book-entry transfer procedures on a timely basis or to forward their certificates for original notes prior to the expiration of the exchange offer, they may tender the original notes by following the guaranteed delivery procedures described in the prospectus under "Exchange Offer -- Guaranteed Delivery Procedures."

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  Building One Services Corporation will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of original notes pursuant to the exchange offer. Building One Services Corporation will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Building One Services Corporation will pay any stock transfer taxes payable on the transfer of original notes to it, except as otherwise provided in Instruction 7 of the letter of transmittal.

  You may direct any questions and requests for assistance with respect to the exchange offer or for additional copies of the prospectus, letter of transmittal and other enclosed materials to the exchange agent at its address and telephone number set forth on the front of the letter of transmittal.

                                              BUILDING ONE SERVICES CORPORATION

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